Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 15, 2006, relating to the financial statements and financial statement schedule of ICO Global Communications (Holdings) Limited and subsidiaries (a development stage enterprise) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to ICO Global Communications (Holdings) Limited being in the development stage) appearing in Amendment No. 2 to the Registration Statement on Form 10/A (File No. 000-52006) of ICO Global Communications (Holdings) Limited and subsidiaries (a development stage enterprise) for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
September 26, 2006